Exhibit 15.3

April 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the information required by Item 16 F of Form 20-F dated April 29, 2010 of Hurray! Holding Co., Ltd., and have the following comments:

1.    We agree with the statements made in the paragraphs three, four and six in the section “Change in Registrant’s Certifying Accountant” on pages 101.

2.    We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China